SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                              THERAPY LASERS, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                              THERAPY LASERS, INC.
                              10450 WESTOFFICE DR.
                              HOUSTON, TEXAS 77042


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 2000


          This Proxy Statement is being first mailed on July 10, 2000, to stockholders of Therapy Lasers, Inc. (the "Company") by the Board of Directors to solicit proxies (the "Proxies') for use at the Special Meeting of Stockholders (the "Meeting") to be held on the 31st day of July, 2000 at 10:00 a.m. at 10450 Westoffice, Houston, Texas, and at such other time and place to which the meeting may be adjourned.

          All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted FOR: (i) the amendment to the Company's Bylaws to increase the number of directors from 3 to 5 persons, and to provide that directors be elected to staggered terms, (ii) the election of the 2 additional directors for staggered terms of 3 years each, the election of 2 directors for 2 year terms, and the election of 1 director for a 1 year term,
(iii) the amendment to the Company's Articles of Incorporation to change the COMPANY'S NAME TO SPECTRASOURCE, INC., (iv) the approval and adoption of a Stock Incentive Plan as described in this Proxy Statement, and (v) at the discretion of the proxy holders, with regard to any other matters that may properly come before the Meeting and at any adjournments thereof.

          Any stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If not revoked, all shares represented by properly executed Proxies will be voted as specified therein.

                        RECORD DATE AND VOTING SECURITIES

          The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof is the close of business on July 10, 2000, (the "Record Date"), at which time the Company had issued and outstanding 5,830,265 shares of Common Stock. Common Stock is the only class of outstanding voting securities of the Company.

                                QUORUM AND VOTING

          The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum to transact business. In deciding all questions and other matters, a holder of Common Stock on the Record Date will be entitled to cast one vote for each share of Common Stock registered in such holder's name.

        Proposals to be voted on at the Meeting require the affirmative vote of a majority of the voting power present and entitled to vote at the meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the meeting. Abstentions and broker non-votes (as hereafter defined) will be counted as present by the election inspectors for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for approval of matters to be voted on at the Meeting, the election inspectors will treat shares held by a stockholder who abstains from voting as being "present" and "entitled to vote"on the matter and, thus, an abstention has the same legal effect as a vote against the matter. The election inspectors will treat shares referred to as a "broker non votes" (shares held by brokers or nominees as to which they have no discriminatory power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary authority to vote, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters.)

        A stockholder may, with respect to the election of directors: (i) vote for the election of the nominee named herein; or (ii) withhold authority to vote for such nominee. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

 PROPOSAL 1: INCREASE NUMBER OF DIRECTORS AND STAGGER THE BOARD

        The Company currently has three (3) director seats. The Company proposes to amend Article II, Section 1 of the Company's Bylaws to increase the number of directors from three (3) to five (5), and to provide for staggered terms of the directors. Classification of the board of directors into three groups enables directors to serve for terms up to three years and prevents the entire board from being replaced at any annual meeting. Although there have been no problems in this regard, this will, in the future, help ensure the continuity and stability of the Company's management and policies since the majority of directors will have prior experience as directors of the Company. The proposed amendment to the Bylaws would be accomplished by amending Article II, Section 1 to read as follows:

        ARTICLE II, SECTION 1. THE BOARD OF DIRECTORS OF THE COMPANY SHALL CONSIST OF FIVE (5) PERSONS WHO SHALL BE CHOSEN BY THE STOCKHOLDERS AS STATED BELOW, AT THE ANNUAL MEETING OF THE COMPANY. THE DIRECTORS SHALL BE DIVIDED INTO THREE CLASSES, WITH EACH CLASS TO BE AS NEARLY EQUAL IN NUMBER AS REASONABLY POSSIBLE, AND WITH THE INITIAL TERM OF OFFICE OF THE FIRST CLASS OF DIRECTORS TO EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS, THE INITIAL TERM OF OFFICE OF THE SECOND CLASS OF DIRECTORS TO EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS AND THE INITIAL TERM OF OFFICE OF THE THIRD CLASS OF DIRECTORS TO EXPIRE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS, IN EACH CASE UPON THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS. COMMENCING WITH THE 2001 ANNUAL MEETING OF STOCKHOLDERS, DIRECTORS ELECTED TO SUCCEED THOSE DIRECTORS WHOSE TERMS HAVE THEREUPON EXPIRED SHALL BE ELECTED TO A TERM OF OFFICE TO EXPIRE AT THE THIRD SUCCEEDING ANNUAL MEETING OF STOCKHOLDERS AFTER THEIR ELECTION, AND UPON THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS. IF THE NUMBER OF DIRECTORS IS CHANGED, ANY INCREASE OR DECREASE SHALL BE APPORTIONED AMONG THE CLASSES SO AS TO MAINTAIN OR ATTAIN THE NUMBER OF DIRECTORS IN EACH CLASS AS NEARLY EQUAL AS REASONABLY POSSIBLE, BUT IN NO CASE WILL A DECREASE IN THE NUMBER OF DIRECTORS SHORTEN THE TERM OF ANY INCUMBENT DIRECTOR.

         This amendment may have the detrimental effect of discouraging prospective purchasers of the shares of the Company from making tender offers for or open market purchases of shares of the Company. This proposed amendment to Article II, Section 1 of the Bylaws has the effect of making it more difficult to change the composition of the board of directors. The effect could be to delay or frustrate the concentration of control by a holder of a large block of the Company's shares or the removal of incumbent directors even if shareholders consider such events to be beneficial. The board of directors believes, however, that the benefits of this provision outweigh the disadvantages of discouraging proposals to take over the Company. The staggered board of directors is not being recommended in response to any specific effort of which the board of directors is aware to obtain control of the Company.

        The affirmative vote of shareholders holding at lest a majority of Common Stock voting in person or by proxy at the Special General Meeting is necessary for approval of the Bylaw amendment. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR the Bylaw amendment.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE BYLAW AMENDMENT.

                      PROPOSAL 2: ELECTION OF DIRECTORS

                    Three Directors of the Company were elected at the regular Annual Shareholders Meeting on February 29, 2000 to serve for a period of one year, or until their replacements were elected and qualified to serve. On such date, Mark A. Chapman, Catherine Cullen and Leon D. Hogg were elected to one year terms. If Proposal 1 above is approved, two additional persons will need to be elected to the Board of Directors to fill the vacancies created by the increase in the number of directors, and such persons would serve for three (3) year terms each. It is proposed that Charles Sheffield and Michael Newman be nominated for election at this meeting to hold office for a three year term expiring on 2003. On April 28, 2000, the Company acquired Gulf Coast Fan & Light, Inc., BuilderSource, Inc. and

Builders Lighting & Hardware, Inc., all principally owned by Charles Sheffield. Subsequent to the acquisition of these companies, Mr. Sheffield was elected as President of the Company. Michael Newman is President of New Horizons Computer Learning Center of San Antonio,Texas.

         In accordance with the changes to the Company's Bylaws as proposed in Proposal 1, the other directors, Mark Chapman, Leon D. Hogg, and Catherine Cullen, would be nominated for re-election to serve staggered terms as follows:
Mark Chapman would serve for a two-year term, Leon D. Hogg would serve for a two year term, and Catherine Cullen would serve for a one year term, so that there is always continuity on the Board.


        DIRECTORS NOMINATED THIS YEAR FOR TERMS TO EXPIRE IN 2003.

        Charles Sheffield, age 46, is a graduate of the University of Houston with a BBA in Finance. In 1973 he founded Sheffield Construction Co., Inc. which became U.S .Design & Construction Corp. when he took the company national in the early and mid-80's.In the 20 years he headed the company, Mr. Sheffield took it from a small local firm to a leading national contractor of national and regional retail stores. During this period, Mr. Sheffield also founded Gulf Coast Fan & Light, Inc. (1984), a major supplier of ceiling fans and electrical fixtures to the builder market in Texas. This base was expanded into a group of companies that provide a host of electrical and hardware products to the home building and commercial markets. Mr Sheffield still serves as Chairman of the Board of U.S. Design & Construction Corp. and U.S. Ceiling Fan Corp.

        Michael Newman, age 53, graduated from Clemson University with a degree in mathematics. He served as a management consultant with Deloite and Touche in Washington, D.C. before buying an oil and gas trucking firm in Mississippi which he expanded and sold to a public exploration company, but continued to serve as President until l991. He then returned to Texas where he purchased and operated several Texas and California franchises of the New Horizons Computer Learning Centers. He subsequently sold the franchises back to the Franchisor, but agreed to continue serving as President for two more years.

         DIRECTORS NOMINATED THIS YEAR FOR TERMS TO EXPIRE IN 2002.

        Leon D. Hogg, age 80, is a retired commercial and mortgage banker, who served as President of Therapy Lasers, Inc. from 1995 to April, 2000. He holds a bachelor's degree from the University of North Texas, and continues to serve Therapy Lasers, Inc. as director, corporate secretary, and public relations director. When operating his mortgage banking firm, Lee Hogg & Co. Inc., Mr. Hogg arranged financing for apartment buildings, office buildings and undeveloped property for many projects in the Houston area.

        Mark A. Chapman, age 57, is a graduate of Kansas State University in 1965, with a major in Political Science-History, and is a graduate of the University of Texas Law School. He is a member of the State Bar of Texas (inactive) and is a licensed Texas Real Estate Broker, also inactive, and has long been active in the Oil and Gas business, serving as President of Broughton Petroleum, Inc.

         DIRECTOR NOMINATED THIS YEAR FOR TERM TO EXPIRE IN 2001.

        Catherine Cullen, age 77, is a longtime Houstonian and widow of the late Lucien Hugh Cullen, agreed to serve out his term as director of the Company subsequent to his death in January, 2000. Both Mr. and Mrs. Cullen were active in civic affairs in Houston for many years.

For information relating to Common Stock owned by each of the directors see "Security Ownership of Certain Beneficial Owners and Management."

                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

          The following table sets forth information, as of the Record Date, regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director for the Company, (iii), the Company's executive officers, and (iv) all directors and executive officers of the Company as a group.

                                                         BENEFICIAL OWNERSHIP OF
                                                             COMMON STOCK (1)
                                                 -------------------------------------
                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL           PERCENT OF
Name of Beneficial Owner                           OWNERSHIP (2)          COMMON STOCK
                                                 -----------------        ------------
Charles Sheffield, President                           4,739,876                  81.3
Leon D,. Hogg, VP of Public Relations, Director          100,400                   1.7
Mark A. Chapman, Director                                 92,030                   1.6
Catherine Cullen, Director                                46,000                    .8
Michael Newman                                                 0                     0
All directors & executive officers as a group
 (5 persons)                                           4,978,306                  85.4

(1) "Beneficial Owner" means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any stockholder has been furnished by such Stockholder, and the Company believes that, except as otherwise indicated, each stock- holder has sole voting and investment power with respect to shares listed as beneficially owned by such stockholder.

                MEETINGS AND COMMITTES OF THE BOARD OF DIRECTORS.

          The business of the Company is managed under the direction of the Board of Directors which meets on a regularly scheduled basis to review significant developments affecting the Company and to receive reports from the Company President who is responsible for day-to-day operations and to act on matters requiring their approval. The Board also holds special meetings and acts by written consent when important matters require Board approval.

            Since the Company had no income from operations the previous year, only two meetings of the Board were held. In light of the acquisition of three income producing corporations, regularly scheduled meetings are currently planned to be held at least each two months. Special meetings may be called if the necessity arises in the opinion of the operating officers. The Company's Board of Directors currently has no standing committees. Until such time as the growth of the Company makes it necessary, one Committee will oversee matters of Audit, of Finance, and of Compensation. Members of that Committee will be voted on at the next Board Meeting.

                                 EXECUTIVE OFFICERS

NAME:                       AGE:       OFFICE AND EMPLOYMENT DURING LAST 5 YEARS

Charles Sheffield            46        President and Chief Operating Officer;
Leon D. Hogg                 80        Vice President- Public Relations,
                                       Secretary, Director

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION. Directors receive no compensation in their capacities as directors. All Directors are reimbursed for expenses, if any, connected with attendance at Board Meetings.

SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                           ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                                           ----------------------    -------------------------------------------
                                                                                     OTHER
                                                                                     ANNUAL        SECURITIES        ALL OTHER
                                                 FISCAL                              COMPEN-       UNDERLYING         COMPEN-
  NAME AND PRINCIPAL POSITIONS                    YEAR     SALARY ($)   BONUS ($)    SATION ($)    OPTIONS (#)       SATION ($)
                                                 ------    ----------   ---------    ---------     -----------       ----------

  Charles Sheffield, President and Chief          2000       60,000         0            0              0                 0
  Executive Officer of the Company

  Leon D. Hogg, Vice President- Public            2000
  Relations, Secretary of the Company             1999
                                                  1998       20,000         0            0              0                 0

        The Company currently has no other direct employees.

        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all filing requirements applicable to such Reporting Persons were timely complied with during the fiscal year ended December 31, 1999.

CERTAIN TRANSACTIONS

        Effective April 28, 2000, Charles Sheffield acquired control of the Company pursuant to the acquisition by the Company of all of the stock of three corporations that are engaged in the hardware, ceiling fan lighting and electrical component industry: Gulf Coast Fan & Light, Inc.; Buildersource, Inc.; and Builders Lighting and Hardware, Inc. Such companies had combined revenues in excess of $5 million for the 1999 tax year and have a minimum net worth of $500,000. The terms of such acquisitions are described below. Pursuant to the acquisition of Gulf Coast Fan & Light, Inc., Mr. Sheffield received as consideration for his interests in Gulf Coast Fan & Light, Inc. a total amount of 3,255,000 shares of Company common stock; pursuant to the acquisition of Buildersource, Inc., Mr. Sheffield received as consideration for his interests in Buildersource, Inc. a total amount of 166,000 shares of Company common stock; pursuant to the acquisition of Builders Lighting and Hardware, Inc., Mr. Sheffield received a total amount of 880,000 shares of Company common stock. Upon consummation of these transactions, Mr. Sheffield, directly and indirectly through his control of a corporation that also owns stock in the Company, owned 4,739,876, which represented approximately 81.3 % of the outstanding common stock of the Company as of April 28, 2000, the date of such transactions. Upon consummation of these transactions, the Board of Directors elected Mr. Charles Sheffield as the President and CEO of the Company.


        The acquisition of Gulf Coast Fan & Light, Inc. was effected by the issuance of an aggregate of 3,500,000 shares of the Company's Common Stock and a $1,000,000 10-year promissory note, a $390,000 5-year promissory note, and a $50,000 3-year promissory note. The owners of Gulf Coast Fan & Light, Inc. who received stock in the Company were Charles Sheffield, James R. Sheffield, Jr., Louise Mautz, and William Scheel. The acquisition of Buildersource, Inc. was effected by the issuance of an aggregate of 200,000 shares of the Company's Common Stock. The owners of Buildersource, Inc. who received stock in the Company were Charles Sheffield, James R. Sheffield, Jr., Louise Mautz, William Scheel, Scott Meador and Bob Meador. The acquisition of Builders Lighting and Hardware, Inc. was effected by the issuance of an aggregate of 1,000,000 shares of the Company's Common Stock. The owners of Builders Lighting and Hardware, Inc. received stock in the Company were Charles Sheffield, David Bero, James R. Sheffield, Jr., Louise Mautz, William Scheel, Carolyn Sheffield, Jeremy Sheffield, Jason Sheffield, and Joshua Sheffield. Upon consummation of these transactions, the Board of Directors elected Mr. Charles Sheffield as the President and CEO of the Company.

        The company leases the spaces which Gulf Coast Fan & Light, Inc. and Builders Source, Inc. occupy from Mr. Sheffield for the amounts of $2,014.00 per month and $2,736.00 per month, respectively.

        Gulf Coast Fan & Light, Inc., has approximately 21/2years remaining on a 3 year licensing agreement from U.S. Ceiling Fan Corp., a company controlled by Mr. Sheffield, for Gulf Coast Fan & Light, Inc. use of the "Old Jacksonville Ceiling Fan" brand name. This licensing will require no payments during the remainder of the agreement. U.S. CEILING FAN CORP. IS A HOLDING COMPANY, FORMER OWNER OF THE ACQUIRED COMPANIES, WITH CONTINUED INTERESTS THAT COMPETE IN THE SAME MARKETS AS THE ACQUIRED COMPANIES. DURING THE PURCHASE TRANSITION PERIOD THE ACQUIRED COMPANIES AND U.S. CEILING FAN CORP AND ITS INTERESTS HAVE UTILIZED COMMON EMPLOYEES.

                       PROPOSAL 3: CHANGE OF COMPANY NAME

        The Company proposes to amend Section First of the Company's Articles of Incorporation to change the name of the Company from Therapy Lasers, Inc. to SPECTRASOURCE, INC. The Company is no longer in the therapy laser business, and the change of name reflects the Company's current lines of business and business strategy. To continue to be known as "Therapy Lasers" does not provide customers, suppliers, or investors with a true indication of the nature of the Company's business. The change of the Company's name would be accomplished by amending Article First of the Company's Articles of Incorporation to be and read as substantially as follows:


        FIRST.  The name of the corporation is: SPECTRASOURCE, INC.

The affirmative vote of shareholders holding at least a majority of Common Stock voting in person or by proxy at the Special General Meeting is necessary for approval of the Articles of Incorporation amendment. UNLESS OTHERWISE SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ARTICLES OF INCORPORATION AMENDMENT.


                 PROPOSAL 4: APPROVAL OF STOCK INCENTIVE PROGRAM

        The Board of Directors is proposing the approval of a Stock Incentive Plan (the "Plan") as a principal component of the Company's compensation program for the purpose of tying compensation results directly to stockholder value, specifically the market price of the Common Stock. The purposes of the Plan are to attract, retain, motivate and incentivize the directors, executives, and key employees, to provide them with a strong incentive to advance the interests of the Company, and to otherwise align the interests of management more closely with those of the Company and its Shareholders. The Company may grant options that are intended to qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code or non-statutory options not intended to qualify as incentive options, award restricted stock, restricted stock units, performance units and bonus stock.

BOARD RECOMMENDATION.

        The Board of Directors unanimously recommends a vote FOR the proposal to approve the Plan. Unless otherwise instructed, the enclosed Proxy will be voted FOR such proposal.

        The following is a summary of the material provisions of the Plan. The summary is subject to the terms of the Plan. The Company will provide upon request, a copy of the full text of the Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to Leon Hogg, Corporate Secretary.

ADMINISTRATION AND ELIGIBILITY

        The Plan is administered by the Board of Directors and by the Stock Option Committee (the "Committee"). Subject to the provisions of the Plan, the Committee has authority to construe the respective option agreements, award restricted stock, restricted stock units, performance units and bonus stock, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration and purposes of the Plan.

        Options may be granted to persons who are, at the time of grants, employees, officers or directors of, or consultants or advisors to, the Company; provided that incentive stock options may be granted only to persons who are eligible to receive such options under Section 422 of the Code. The granting of options to directors and officers shall be determined either (a) by the full Board of Directors, or (b) by a committee consisting solely of two or more directors.

NUMBER OF SHARES.

        Subject to adjustments as provided in the Plan, the number of shares of Common Stock authorized for issuance under the Plan is 1,500,000. The types of awards which the Committee has authority to grant consists of (1) stock options
(2) restricted stock, (3) restricted stock units, (4) performance units, and (5) bonus stock. Each of these are described herein.

EXERCISE PRICE AND TERMS OF STOCK OPTIONS

        The Committee has the authority to grant incentive stock options and non-qualified stock options to officers and key employees of the Company, and non-qualified stock options to non-employee directors. The Committee (or in the alternative, the full Board of Directors) selects the exercise price per share of stock, provided the exercise price cannot be less than (a) 110% of fair market value per share for incentive stock options granted to a holder of more than 10% of the Company's capital stock, (b) 100% of fair market value for incentive stock options generally, and (C) 50% of fair market value for non-qualified options. The option price may be paid in cash or Common Stock owned by the optionee as provided in the Plan. The Committee shall also determine the expiration of the option period, provided that no stock options shall be exercisable later than 10 years after the date on which the option is granted, provided however, in the case of incentive stock options granted to a holder of more than 10% of the Company's capital stock, such date shall not be later than 5 years after the date on which the option is granted. In all cases, options shall be subject to earlier terminations as provided in the Plan.

        All options are non-transferable other than by will or the laws of descent and distribution. The Committee has the authority under the Plan to set the times within which the options vest. Unless the stock option agreement with respect to any options otherwise provides, the options become exercisable on a cumulative basis of 33-1/3% of the total number of shares covered thereby on each of the first, second, and third anniversary dates of the grant of the option. Holders of incentive stock options may generally exercise such options up to three months after voluntary termination of employment (which termination has been made with the consent of the Company) unless termination results from death or disability, in which case such options may be exercised at any time prior to the expiration date of such stock option, or within one year after the date of termination of employment, whichever period is shorter. Holders of non-qualified stock options may exercise such options at any time prior to the expiration date of such non-qualified stock option, or within one year after the date of voluntary termination of employment (which termination has been made with the consent of the Company), whichever period is shorter.

        Notwithstanding the foregoing, if the employment terminates for any reason other than voluntary termination with the consent of the Company, retirement under a retirement plan of the Company, or death, all outstanding stock options shall automatically terminate.

        The Committee determines when options granted under the Plan become exercisable. The Committee may accelerate the date on which any option granted may be exercised, provided that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 promulgated under the Exchange Act.

        The Committee has authority, with the consent of the affected optionee, to cancel or amend any outstanding options under the Plan and to grant in substitution therefor new options covering the same or a different number of shares of Common Stock and having an exercise price per share which may be lower or higher than the exercise price per share of the outstanding options.

RESTRICTED STOCK  OR RESTRICTED STOCK UNITS

        Restricted Common Stock or restricted stock units awarded by the Committee will be subject to such restrictions as the Committee may impose thereon and will be subject to forfeiture if certain events (which may, in the discretion of the Committee, include termination of employment or directorship and/or performance- based event) specified by the Committee occur prior to the lapse of the restrictions. The agreement between the Company and the grantee will set forth the number of shares of restricted stock or restricted stock units awarded to the grantee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture, and such other terms and conditions as the Committee in its discretion deems appropriate. Unless otherwise provided in the agreement, shares of restricted stock or restricted stock units will vest at the rate of 3-1/3% on each of the first three anniversaries of the date of grant of the award.

        Following a restricted stock award and prior to the lapse or termination of the applicable restrictions, stock certificates for the shares of restricted stock will be held in escrow. Upon the lapse or termination of the restrictions, the stock certificates will be delivered to the grantee. From the date a restricted stock award is effective, however, the grantee will be a stockholder with respect to the shares of restricted stock, and will have a ll the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

        Restricted stock or restricted stock units may be issued for no consideration or for such consideration as shall be determined at the time of the award by the Committee.

PERFORMANCE UNITS

        The Committee may award performance units (expressed in dollars or shares) to be earned by an awardee based on the level of performance of the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually over a specified period of not less than one year ("Performance Period"). For each Performance Period the Committee will establish a Performance Target, and a Minimum Target which may be the same or less than the Performance Target. Targets may be expressed in terms of earnings per share, return on assets, return on equity, asset growth, ratio of capital to assets or such other level or levels of performance by the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually as the Committee may establish.

        An awardee shall earn the performance unit in full by meeting the Performance Target for the Performance Period. If the Minimum Target has not been attained at the end of the Performance Period, no part of the performance unit shall have been earned by the awardee. If the Minimum Target is attained but the Performance Target is not attained, the portion of the performance unit earned by the awardee shall be determined on the basis of a formula established by the Committee.

        Payment in respect of earned performance units, whether expressed in dollars or shares, may be made in cash, in Common Stock, or partly in cash and partly in Common Stock as determined by the Committee at the time of payment. For this purpose, performance units expressed in dollars will be converted to shares, and performance units expressed in shares will be converted to dollars, based on the fair market value of the Common Stock as of the date the amount payable is determined by the Committee.

        Except as otherwise provided below under "Additional Rights in Certain Events", if the employment of an awardee terminates prior to the close of a Performance Period for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary of death, the performance units of the awardee will be deemed not to have been earned, and no portion of such performance units may be paid. If prior to the close of the Performance Period the employment of an awardee is voluntarily terminated with the consent of the Company or a subsidiary or the awardee retires under any retirement plan of the Company or a subsidiary or the awardee dies during employment, the Committee may in its discretion determine to pay all or any part of the performance unit based upon the extent to which the Committee determines the Performance Target or Minimum Target has been achieved as of the date of termination of employment, retirement or death, the period of time remaining until the close of the Performance Period and/or such other factors as the Committee may deem relevant.

        Performance unit awards may have such other terms and conditions as the Committee in its discretion deems appropriate.

BONUS STOCK

        The Committee will have the authority in its discretion to award bonus shares of Common Stock to eligible individuals in recognition of the contribution of the awardee to the performance of the Company, a subsidiary or subsidiaries, or a branch, department or other unit, in recognition of the awardee's individual performance or on the basis of such other factors as the Committee may deem relevant. Any bonus stock awarded would not be subject to any restrictions or possibilities of forfeiture.

ADDITIONAL RIGHTS IN CERTAIN EVENTS

        The Plan provides for certain additional rights upon the occurrence of one or more events described in Section 9 of the Plan ("Section 9 Events"). Such an event is deemed to have occurred when (1) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company or a person approved under certain circumstances by the Board of Directors) has acquired beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the voting power of the Company, (2) a tender offer is made to acquire securities of the Company representing 20% or more of the voting power of the Company, (3) a person other than the Company solicits proxies relating to the election or removal of 50% or more of any class of the Board of Directors, or
(4) the stockholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting company or any company which acquires the stock of the Company or more than 20% of its consolidated assets.

        Unless the agreement between the Company and the awardee otherwise provides, if any Section 9 Event occurs (1) all outstanding stock options will become immediately and fully exercisable, (2) all stock options held by an awardee whose employment with the Company or a subsidiary terminates within one year of any Section 9 Event for any reason (other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or subsidiary, or death) will be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option, (3) all restrictions applicable to restricted stock awarded under the Plan will lapse, and (4) all performance units for which the Performance Period has not yet expired will be deemed to have been fully earned as of the date of the Section 9 Event, regardless of the attainment or non-attainment of the Performance Target or any Minimum Target.

AMENDMENT AND TERMINATION

        The Board of Directors may at any time modify or amend the Plan in any respect, provided that no such alteration or amendment of the Plan shall, without stockholder approval (i) increase by more than 10% the total number of shares which may be issued under the Plan to persons subject to Section 16 under the Securities Exchange Act of 1934 ("Section 16 Persons"), (ii) materially increase the benefits accruing under the Plan to Section 16 Persons, (iii) materially modify the requirements as to eligibility for participation in the Plan by Section 16 Persons, (iv) make any changes in the class of employees eligible to receive incentive stock options under the Plan, or (v) increase the number of shares with respect to which incentive stock options may be granted under the Plan. Termination or any amendment of the Plan shall not, without the consent of an optionee, adversely effect his or her rights under an option previously granted.

        If an awardee engages in a business which is in competition with the Company or any of its subsidiaries, the Company may immediately terminate all outstanding stock options held by the awardee, declare forfeited all restricted stock held by the awardee as to which the restrictions have not yet lapsed and terminate all outstanding performance unit awards held by the awardee for which the applicable Performance Period has not been completed. The preceding sentence shall not apply if the exercise period of the stock option upon termination of employment or a directorship has been extended, the lapse of the restrictions applicable to the restricted stock has been accelerated or the performance unit has been deemed to have been earned as a result of the occurrence of a Section 9 Event.

        The Plan shall terminate with respect to incentive stock options upon the earlier of June __, 2010, or the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted thereunder. The Plan shall terminate with respect to non-qualified options on July 31, 2010.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of shares of Common Stock acquired under the Plan.

     INCENTIVE STOCK OPTIONS

        In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Shares"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

        Generally, the tax consequences of selling ISO Shares will vary with the length of time that the participant has owned the ISO Shares at the time it is sold. If the participant sells ISO Shares after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Shares over the exercise price.

        If the participant sells ISO Shares for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Shares for more than one year prior to the date of sale.

        If a participant sells ISO Shares for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Shares. This capital loss will be a long-term capital loss if the participant has held the ISO Shares for more than one year prior to the date of sale.

     NON-QUALIFIED STOCK OPTIONS

        As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-qualified stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-qualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Shares") on the Exercise Date over the exercise price.

        With respect to any NSO Shares, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Shares, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Shares over the participant's tax basis in the NSO Shares. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Shares for more than one year prior to the date of the sale.

        RESTRICTED STOCK. A participant granted shares of restricted stock will not recognize any taxable income for Federal income tax purposes until the first time such participant's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Code to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock the time the income is recognized over the amount (if any) paid for the stock. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee.

        PERFORMANCE UNITS. A participant granted performance units recognizes income in the amount of the award of those units when they vest and are no longer subject to substantial risk of forfeiture and such person is entitled to receive the value of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of Common Stock. In each case, the amount of compensation income will equal the amount of cash and the fair market value of the Common Stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

        BONUS STOCK. Any Common Stock received pursuant to an award of shares of bonus stock will generally be treated as compensation income received by the awardee in the year in which the awardee receives such shares. In such case, the amount of compensation income will equal the fair market value of the Common Stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

        OTHER TAX MATTERS. The exercise of a stock option by an awardee, the lapse of restrictions on restricted stock, or the deemed earnout of performance units following the occurrence of a Section 9 Event, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of Common Stock or cash resulting from such exercise or deemed earnout of performance units or, in the case of shares of restricted stock, on all or a portion of the fair market value of the Common Stock on the date the restrictions lapse, and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

        TAX CONSEQUENCES TO THE COMPANY. The grant of an option under the Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan. Any deduction will be subject to the limitations of Section 162(m) of the Code, which provides for certain limitations on the deductibility of non-performance based compensation. The Company will have a withholding obligation with respect to ordinary compensation income recognized by participants.

AMENDED AND RESTATED PLAN: NEW PLAN BENEFITS

        Grants and awards under the Plan which may be made to Company executive officers, directors and other employees are not presently determinable. If the stockholders approve the Plan, such grants and awards will be made at the discretion of the Committee or the Board of Directors in accordance with the compensation policies of the Compensation Committee, which are discussed in the "Compensation Committee Report on Executive Compensation" above.

                                  ANNUAL REPORT

        The 2000 Annual Report on Form 10-K for the Company's fiscal year ended February 29, 2000 , is being mailed to each stockholder receiving this Proxy Statement, but does not form any part of the proxy solicitation material.

                                  OTHER MATTERS

        The Board of Directors does not intend to bring any other matters before the Meeting nor does the Board of Directors know of any matters which other persons intend to bring before the Meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.


          STOCKHOLDER PROPOSALS AND SUBMISSIONS FOR 2000 ANNUAL MEETING

        If any Stockholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, such proposal shall have been presented to the Company's management by March 31, 2001. Such proposals should be directed to the Company, 10450 Westoffice, Houston, Texas 77042.

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANYTIME PRIOR TO THE VOTE.


                                              By Order of the Board of Directors
Dated: July 10, 2000


                                              CHARLES SHEFFIELD
                                              PRESIDENT